EXHIBIT 99.1

I-FLOW CORPORATION	20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
John Hicks	James R. Talevich
Berkman Associates	Chief Financial Officer
(310) 277-5162	(949) 206-2700
info@BerkmanAssociates.com	www.i-flowcorp.com/

I-Flow’s Second Quarter Regional Anesthesia Sales Surge 58%,
Total Revenue Climbs 32% To a Record $12.6 Million

55% Increase in ON-Q® Sales Fuels Sixth Consecutive Quarter of Record Revenue

     LAKE FOREST, CALIFORNIA, July 29, 2003 . . . I-FLOW CORPORATION (NASDAQ:IFLO) announced today that revenue for the second quarter ended June 30, 2003 rose 32% to a record $12,563,000 from $9,505,000 in the second quarter of fiscal 2002. The Company’s Regional Anesthesia business was the primary growth driver with a 58% increase in sales to $5,019,000 from $3,170,000 in last year’s second quarter. Net income for this year’s second quarter was $22,000, or $0.00 per diluted share, compared to $106,000, or $0.01 per diluted share, for the same period a year ago. “This was another strong quarter for I-Flow as sales of ON-Q® Post-Operative Pain Relief System advanced 55% ahead of last year’s second quarter. Adoption of the ON-Q brand as the emerging standard of care for post-surgical pain relief accelerated dramatically, which enabled the Company to report its sixth consecutive quarter of record revenue. These results are particularly gratifying because they reflect our strategic roadmap for making I-Flow a market leader in post-operative pain relief technology. We are on track to achieve our growth objectives and will continue to sacrifice short-term earnings to increase I-Flow’s share of the potentially lucrative, post-surgical pain relief market,” said Chairman, President and Chief Executive Officer Donald M. Earhart.

     “As in the previous quarter, all three of I-Flow’s businesses made solid contributions to the Company’s growth. In addition to the 58% increase in Regional Anesthesia sales, Oncology Infusion Services revenue improved by 27% over last year’s second quarter and Infusion Therapy improved by 13%. Also, the trend in sales mix toward high-margin ON-Q products contributed toward an increase in the gross profit percentage over the prior year quarter. The combined revenue from each of our businesses provides the financial resources to aggressively expand our Regional Anesthesia business. With more than 60 sales representatives nationwide and our diverse family of ON-Q products, I-Flow has the resources to pursue a broad range of opportunities in post-surgical pain relief,” Earhart said.

     For the six months ended June 30, 2003, revenues rose by 31% to a record $23,727,000 from $18,055,000 for the first half of fiscal 2002. Net income for the six months ended June 30, 2003 was $39,000, or $0.00 per diluted share, versus a net loss of $3,232,000, or $0.20 per diluted share, for last year’s first half, which included the effect of a change in accounting principle for goodwill. Net income before the effect of a change in accounting principle for last year’s first half was $242,000, or $0.02 per diluted share.

Regional Anesthesia

Regional Anesthesia sales increased 58% to $5,019,000 for this year’s second quarter versus $3,170,000 for last year’s second quarter. For the six months ended June 30, 2003, sales of Regional Anesthesia products grew 63% to $9,063,000 compared to $5,558,000 for the same period last year. I-

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I-Flow’s Second Quarter Revenue Climbs 32% To a Record $12.6 Million
July 29, 2003
Page Two

Flow’s Regional Anesthesia business includes ON-Q Classic, ON-Q C-bloc™, ON-Q Elite, Soaker™ Catheter and the award-winning PainBuster® Pain Management System, as well as products from I-Flow’s Spinal Specialties, Inc. subsidiary. Sales of ON-Q post-operative pain relief products increased by 55% over last year’s second quarter.

     “These results confirm that ON-Q sales are gaining momentum. As a result of nearly doubling the sales force, I-Flow is now able to better create an awareness of the ON-Q brand among doctors and hospitals that previously were beyond our reach. The growing body of clinical data supporting the use of ON-Q technology has contributed to this impressive growth. Clinical trials demonstrating the efficacy and economic benefits of ON-Q are a key component in our strategic model to expand adoption of ON-Q as a better alternative for post-surgical pain relief,” Earhart said.

     During the second quarter of this year the results of two ON-Q studies were featured at the International Hernia Congress’ 2nd Annual Meeting. The randomized, double-blinded studies demonstrated that ON-Q provided a significant reduction in pain and narcotic usage following open hernia repairs.

     Washington University School of Medicine initiated a study of the incision healing rates with ON-Q Classic for patients undergoing prostatectomy surgery. The study is designed to determine whether ON-Q provides post-surgical pain relief while also increasing the healing rate of surgical incisions.

     At the Association of Perioperative Registered Nurses Annual Meeting, I-Flow presented a study of published literature from 27 clinical studies examining surgical site healing rates with ON-Q. The review of these studies concluded that infection rates were reduced by 73% compared to typical rates of infection in surgical sites without continuous infusion of anesthetic.

     In July at the American Society of Colon and Rectal Surgeons’ Annual Meeting I-Flow presented a study on the advantages of ON-Q after colorectal surgery. The study found that patients using ON-Q experienced reduced pain, required less narcotics and returned to their normal lives faster.

     Sales of Spinal Specialties’ interventional pain relief products grew by 43% in the second quarter over the prior year quarter. “Market interest in the OsteoJect™ Bone Cement Delivery System, which enables physicians to deliver bone cement into surgical sites for surgical procedures such as vertebroplasty, continued to grow as more doctors and hospitals learned about the clinical and economic advantages of this innovative, reusable injector. Vertebroplasty, which is covered by Medicare and Medicaid reimbursement codes for patients with osteoporosis, represents a promising opportunity for Spinal Specialties to escalate its business as more anesthesiologists and radiologists utilize the OsteoJect for this procedure,” Earhart said.

Oncology Infusion Services

     Revenues for I-Flow’s InfuSystem subsidiary in the second quarter ended June 30, 2003 increased 27% to $3,314,000 from $2,602,000 for last year’s second quarter. Revenues for the six months ended June 30, 2003 were $6,344,000, a 25% increase over the $5,093,000 in revenues for last year’s first half.

     “InfuSystem’s business continued to ramp nicely. We are very pleased with the ongoing co-marketing program with two major pharmaceutical companies to provide physicians with pumps to administer the new drugs Camptosar and Eloxatin for the treatment of colorectal cancer. Not only are these two new drugs gaining market share, but an increasing number of physicians are recognizing the clinical advantages of chemotherapy protocols utilizing continuous ambulatory infusions. We believe that this trend represents a significant growth opportunity for InfuSystem,” Earhart said.

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I-Flow’s Second Quarter Revenue Climbs 32% To a Record $12.6 Million
July 29, 2003
Page Three

Infusion Therapy

     Worldwide sales for IV Infusion Therapy, which includes the Company’s intravenous elastomeric pumps, mechanical infusion devices and electronic infusion pumps and disposables, increased 13% to $4,230,000 for the second quarter ended June 30, 2003 from $3,733,000 for the same period last year. Sales for this year’s first six months increased 12% to $8,320,000 versus $7,404,000 for last year’s first half. The increase over the prior year included a significant increase in sales of elastomeric pumps to the Company’s U.S. distributors. “The fundamental simplicity and reliability of these products, along with the reduced nursing intervention required when used, continue to drive market penetration,” said Earhart.

Balance Sheet

     At June 30, 2003, I-Flow reported working capital of $16.8 million, total debt of $1.8 million, and stockholders’ equity of $28.3 million. Cash and cash equivalents totaled $1.5 million.

Conference Call

     I-Flow has scheduled a conference call today at 11:00 AM EDT. A simultaneous WebCast may be accessed from the Investor Relations Home Page at www.I-Flowcorp.com. A replay will be available after 1:00 PM ET at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21154158 after 1:00 PM ET.

About I-Flow

     I-Flow Corporation (www.I-Flowcorp.com) designs, develops and markets technically advanced, low cost ambulatory infusion systems that are redefining the standard of care by providing life enhancing, cost effective solutions for pain relief and infusion therapy.

Certain disclosures made by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature, such as comments that express the Company’s opinions about trends and factors that may impact future operating results. Disclosures that use words such as the Company “believes,” “anticipates,” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ from those expected, and readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this release which seek to advise interested parties of the risks and other factors that affect the Company’s business, as well as in the Company’s periodic reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission. The risks affecting the Company’s business include reliance on the success of the home health care industry, the Company’s success in pursuing its direct sales strategy, the reimbursement system currently in place and future changes to that system, competition in the industry, economic and political conditions in foreign countries, currency exchange rates, inadequacy of booked reserves, technological changes and product availability. Any such forward-looking statements, whether made in this release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.

(tables attached)

I-FLOW CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except for per share data)

	Three Months Ended		Six Months Ended

	June 30,		June 30,
	2003	2002	2003	2002

Net Revenues	$12,563	$9,505	$23,727	$18,055
Cost of sales	4,823	3,792	8,972	7,248

Gross Profit	7,740	5,713	14,755	10,807
Costs and expenses:
Selling, general & administrative	7,176	4,975	13,668	9,316
Research & development	520	565	1,022	1,091

Total expenses	7,696	5,540	14,690	10,407
Operating Income	44	173	65	400
Interest expense (income), net	5	(4)	(3)	(5)

Income before taxes	39	177	68	405
Provision for income taxes	17	71	29	163

Net Income before Effect of a Change in Accounting Principle	$22	$106	$39	$242

Effect of a Change in Accounting Principle: Goodwill impairment	—	—	—	(3,474)

Net Income (Loss)	$22	$106	$39	$(3,232)

Net income per share, before effect of a change in accounting principle:
Basic	0.00	0.01	—	0.02
Diluted	0.00	0.01	—	0.02
Loss from Goodwill Impairment
Basic	—	—	—	(0.23)
Diluted	—	—	—	(0.22)
Net income (loss) per share — Basic	0.00	0.01	—	(0.21)
Net income (loss) per share — Diluted	0.00	0.01	—	(0.20)

Weighted average shares — Basic	15,516	15,363	15,513	15,358
Weighted average shares — Diluted	16,652	16,033	16,366	16,112

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
($ in thousands)

	June 30,	Dec. 31,		June 30,	Dec. 31,
ASSETS	2003	2002	LIABILITIES & EQUITY	2003	2002

Current Assets	$24,512	$22,247	Current Liabilities	$7,729	$5,890
Property, Plant & Equipment, Net	6,552	5,626	Long-term liabilities	521	1
Other Assets	5,448	5,488	Shareholder’s Equity	28,262	27,470

Total	$36,512	$33,361	Total	$36,512	$33,361